Exhibit 5.1

Law Offices

191 N. Wacker Drive

Suite 3700

Chicago, IL

60606-1698

(312) 569-1000

(312) 569-3000 fax

www.drinkerbiddle.com

California

Delaware

illinois

new jersey

new york

pennsyLVania

washington d.c.

wisconsin

April 4, 2014

Ocean Power Technologies, Inc.

1590 Reed Road

Pennington, NJ 08534

Re:           Issuance of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Ocean Power Technologies, Inc., a Delaware corporation (the “Company”), in connection with the sale of up to an aggregate of 4,370,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-186181) (including the prospectus contained therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b)(5) (the “Prospectus Supplement”). The Shares are to be issued and sold by the Company pursuant to an Underwriting Agreement, dated April 4, 2014 (the “Agreement”), between the Company and Roth Capital Partners, LLC.

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, the Company’s By-Laws, resolutions of the Company’s Board of Directors, the Registration Statement, the Prospectus Supplement and such other documents and corporate records relating to the Company and the issuance and sale of the Shares as we have deemed appropriate. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, that adequate consideration has been given, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the accuracy and completeness of all corporate and partnership records and all other information made available to us by the Company.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, in our opinion the Shares, when issued and delivered against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable by the Company.

Established 1849

Ocean Power Technologies, Inc. April 4, 2014 Page 2

In connection with the opinions expressed above, we have assumed that, at or before the time of the delivery of any of the Shares, (i) the effectiveness of the Registration Statement shall not have been terminated or rescinded; (ii) there shall not have occurred any change in law affecting the validity or enforceability of any Shares; (iii) no Shares shall be issued for less than the par value thereof; and (iv) that the aggregate offering price of Shares sold will not exceed $13,547,000. We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

We hereby consent to the reference to our firm under the caption “Experts” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Drinker Biddle & Reath LLP Drinker Biddle & Reath LLP